UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 16, 2007

NEXTEST SYSTEMS CORPORATION

(Exact name of registrant as specified in its charter)

000-51851

(Commission File Number)

Delaware	77-047-0150
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

875 Embedded Way

San Jose, CA 95138

(Address of principal executive offices, with zip code)

(408) 960-2400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e)

Fiscal Year 2008 Bonus Plan

On October 16, 2007, the Compensation Committee of the Board of Directors of the Company adopted the fiscal year 2008 Bonus Plan (the “Plan”). The Plan is intended to directly and substantially link a significant portion of total compensation to measurable corporate and individual performance, and it covers all executive officers and select employees of the Company. Bonuses under the Plan will be paid based on achievement of revenue and operating income targets as well as individual objectives. Target bonus payments under the Plan for executive officers range from 25 - 65% of the executive’s base salary. Actual incentive awards may range from zero to 2.25 times the target amount based on both corporate and individual performance factors. To the extent that the actual performance (whether corporate or individual) falls below predetermined performance targets, incentive awards are determined as a declining percentage of the target incentive amount.

Special Bonus

In addition, on October 16, 2007, the Compensation Committee awarded a special bonus to the following Named Executive Officers: Robin Adler - $45,000, Craig Z. Foster - $20,000, and James P. Moniz - $20,000.

Fiscal Year 2008 Salary Increases

In addition, on October 16, 2007, based on a prior market assessment conducted on the Compensation Committee’s behalf by an independent compensation consultant, the Compensation Committee approved increases to the annual base salaries levels of the Company’s Named Executive Officers. The annual base salary levels of the following executive officers have been set as follows, effective October 15, 2007: Robin Adler - $270,400, Craig Z. Foster - $243,800, Howard D. Marshall - $239,200, James P. Moniz - $241,800, and Tim F. Moriarty - $385,313.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEXTEST SYSTEMS CORPORATION

Date: October 19, 2007	By:	/s/ Robin Adler
Robin Adler
Chief Executive Officer